FOR IMMEDIATE RELEASE

Investor Contact:                                                                                  Media Contact:
Pamela Catlett                                                                                    Kellie Leonard
(503) 671-4589                                                                                     (503) 671-6171

NIKE REPORTS RECORD SECOND QUARTER REVENUE AND
EARNINGS PER SHARE

Revenue Up 6 percent to $4.6 Billion; Diluted Earnings per Share Up 13% to $0.80

BEAVERTON, Ore., Dec. 17, 2008 – NIKE, Inc. (NYSE: NKE) today announced financial results for its fiscal 2009 second quarter ended November 30, 2008. Revenue grew 6 percent to $4.6 billion, compared to $4.3 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 1 percentage point for the quarter. Second quarter net income increased 9 percent to $391.0 million, compared to $359.4 million in the prior year. Diluted earnings per share increased 13 percent to $0.80, versus $0.71 last year.

“Our second quarter results demonstrate the power of the Nike brand and the diversity of the Nike, Inc. portfolio,” said Mark Parker, NIKE, Inc. President and CEO. “In challenging times like these it’s especially important to stay focused on what we do best – delivering the most innovative and relevant product, strengthening our relationship with consumers and driving excellence into every area of our business. That’s how we continue to lead the industry, take market share from competitors and grow our business.”*

Parker concluded, “I see the current state of our industry and the world as an incredible opportunity for Nike to be a better and stronger leader, and we’re going to seize that opportunity.”*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from December 2008 through April 2009, totaling $6.7 billion, 1 percent lower than such orders reported for the same period last year. Excluding the effect of changes in foreign currency exchange rates, reported orders grew 6 percent.*

By region, futures orders for the U.S. were up 6 percent; EMEA (which includes Europe, the Middle East and Africa) decreased 13 percent; Asia Pacific increased 11 percent and the Americas grew 6 percent. By region, changes in currency exchange rates decreased reported futures orders growth by 12 percentage points in Europe; by 1 percentage point in Asia Pacific; and by 20 percentage points in the Americas region.

Regional Highlights

U.S.
During the second quarter, U.S. revenues decreased 1 percent to $1.51 billion versus $1.53 billion for same period last year. U.S. footwear revenues increased 1 percent to $993.5 billion. Apparel revenues decreased 3 percent to $449.8 million. Equipment revenues decreased 17 percent to $70.1 million. U.S. pre-tax income decreased 18 percent to $253.3 million due to lower gross margins and higher selling and administrative expenses, primarily related to Nike-owned retail expansion.

Europe
Second quarter revenues for the European region grew 6 percent to $1.3 billion from $1.2 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 2 percentage points. Footwear revenues increased 6 percent to $688.3 million. Apparel revenues grew by 7 percent to $521.6 million and equipment revenues increased 1 percent to $96.3 million. Pre-tax income increased 19 percent to $276.5 million.

Asia Pacific
In the second quarter, revenues in the Asia Pacific region grew 22 percent to $821.4 million compared to $675.6 million a year ago. Changes in currency exchange rates increased revenue growth by 5 percentage points. Footwear revenues were up 20 percent to $400.1 million, apparel revenues increased 23 percent to $356.9 million and equipment revenues grew 23 percent to $64.4 million. Pre-tax income increased 25 percent to $216.0 million.

Americas
Revenues in the Americas region increased 21 percent to $384.6 million, an improvement from $316.9 million for the same quarter last year. Currency exchange rates reduced this growth rate by 2 percentage points. Footwear revenues were up 23 percent to $264.1 million, apparel revenues increased 20 percent to $88.2 million and equipment revenues grew 10 percent to $32.3 million. Pre-tax income was up 34 percent to $93.1 million.

Other Businesses

For the second quarter, Other business revenue, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd., decreased 4 percent to $564.5 million from $589.7 million last year and pre-tax income decreased 71 percent to $20.5 million.

Current year amounts are not directly comparable to the prior year due to changes in the Company’s affiliate brands portfolio. In the second quarter of fiscal 2008 the Company’s Other business segment included Converse Inc., NIKE Golf, Cole Haan, Hurley International LLC, NIKE Bauer Hockey, and the Starter Brand. Following a corporate strategic review the Starter Brand and NIKE Bauer Hockey were sold in the third and fourth quarter of fiscal 2008, respectively, while Umbro was acquired in the fourth quarter of fiscal 2008. For the continuing Other businesses (Converse Inc., NIKE Golf, Cole Haan and Hurley International LLC) second quarter revenues grew 3% while pretax income declined 51%. Pretax income was lower than the prior year, mainly due to gross margin declines within Nike Golf and Cole Haan, reflecting the weaker retail environment, and investments in demand creation and growth initiatives at Converse.

Income Statement Review

Second quarter gross margins were 44.7 percent compared to 44.3 percent for the same period last year. Gross margins were better due to favorable hedge results, price increases, and improved product and regional mix.

Selling and administrative expenses were 33.7 percent of second quarter revenue compared to 32.9 percent for the same period last year. Selling and administrative expenses for the period were higher than last year due to a 5 percent increase in demand creation and a 10 percent increase in operating overhead spending as the Company committed funds to support growth initiatives such as owned retail, emerging markets and Other businesses.

The effective tax rate for the second quarter was 24.9 percent compared to 30.3 percent for the same period last year. The tax rate was lower than prior year mainly due to U.S. Congressional action to extend the research and development tax credit and a one time foreign tax refund.

Balance Sheet Review

At quarter end, global inventories stood at $2.4 billion, an increase of 9 percent from November 30, 2007. Cash and short-term investments were $2.7 billion at the end of the quarter, compared to $3.1 billion at the end of the second quarter last year.

Share Repurchase Program

During the second quarter, the Company repurchased a total of 3,497,100 shares for approximately $209.3 million in conjunction with the Company’s four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the second quarter the Company has repurchased a total of 49.2 million shares for approximately $2.7 billion under this program. On September 22, the Company announced a new, four-year $5 billion share repurchase program to commence upon the completion of its current $3 billion program.

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on December 17, 2008 to review the results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, December 24, 2008.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, Nike’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2008
(In millions, except per share data)

	QUARTER ENDED			YEAR-TO-DATE ENDED
INCOME STATEMENT	11/30/2008	11/30/2007	% Chg	11/30/2008	11/30/2007	% Chg

Revenues	$4,590.1	$4,339.5	6%	$10,022.3	$8,994.6	11%
Cost of sales	2,540.1	2,418.4	5%	5,410.2	4,986.5	8%
Gross margin	2,050.0	1,921.1	7%	4,612.1	4,008.1	15%
	44.7%	44.3%		46.0%	44.6%

Selling and administrative expense	1,546.8	1,429.5	8%	3,403.2	2,864.2	19%
	33.7%	32.9%		34.0%	31.8%

Interest income, net	5.0	23.1	-78%	15.1	47.7	-68%
Other income (expense), net	12.4	0.9	1278%	10.8	(5.7)	289%

Income before income taxes	520.6	515.6	1%	1,234.8	1,185.9	4%

Income taxes	129.6	156.2	-17%	333.3	256.8	30%
	24.9%	30.3%		27.0%	21.7%

Net income	$391.0	$359.4	9%	$901.5	$929.1	-3%

Diluted EPS	$0.80	$0.71	13%	$1.83	$1.83	0%

Basic EPS	$0.81	$0.72	13%	$1.86	$1.86	0%

Weighted Average Common Shares Outstanding:
Diluted	489.8	506.2		492.4	506.8
Basic	483.7	497.6		485.5	498.5
Dividends declared	$0.25	$0.23		$0.48	$0.415

NIKE, Inc.
BALANCE SHEET	11/30/2008	11/30/2007
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,721.5	$2,470.5
Short-term investments	1,008.0	601.0
Accounts receivable, net	2,737.2	2,617.1
Inventories	2,419.1	2,223.7
Deferred income taxes	89.7	253.9
Prepaid expenses and other current assets	947.9	521.2
Total current assets	8,923.4	8,687.4

Property, plant and equipment	4,109.4	3,907.8
Less accumulated depreciation	2,208.5	2,119.7
Property, plant and equipment, net	1,900.9	1,788.1

Identifiable intangible assets, net	650.2	409.7
Goodwill	376.8	130.8
Deferred income taxes and other assets	783.4	438.6
Total assets	$12,634.7	$11,454.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$32.4	$6.1
Notes payable	316.0	119.5
Accounts payable	1,124.1	1,053.5
Accrued liabilities	1,499.7	1,501.4
Income taxes payable	117.4	108.4
Total current liabilities	3,089.6	2,788.9

Long-term debt	445.5	436.3
Deferred income taxes and other liabilities	983.1	736.9
Redeemable preferred stock	0.3	0.3
Shareholders' equity	8,116.2	7,492.2
Total liabilities and shareholders' equity	12,634.7	$11,454.6

NIKE, Inc.
	QUARTER ENDED			YEAR-TO-DATE ENDED
DIVISIONAL REVENUES[1]	11/30/2008	11/30/2007	% Chg	11/30/2008	11/30/2007	% Chg

	(in millions)
U.S. Region
Footwear	$993.5	$983.3	1%	$2,213.3	$2,103.2	5%
Apparel	449.8	461.4	-3%	914.2	889.4	3%
Equipment	70.1	84.9	-17%	167.8	182.4	-8%
Total	1,513.4	1,529.6	-1%	3,295.3	3,175.0	4%

EMEA Region
Footwear	688.3	646.7	6%	1,670.7	1,438.6	16%
Apparel	521.6	485.9	7%	1,171.3	1,052.9	11%
Equipment	96.3	95.1	1%	242.9	217.4	12%
Total	1,306.2	1,227.7	6%	3,084.9	2,708.9	14%

Asia Pacific Region
Footwear	400.1	334.1	20%	854.1	666.2	28%
Apparel	356.9	289.2	23%	689.6	529.7	30%
Equipment	64.4	52.3	23%	138.3	113.4	22%
Total	821.4	675.6	22%	1,682.0	1,309.3	28%

Americas Region
Footwear	264.1	214.3	23%	509.9	412.7	24%
Apparel	88.2	73.2	20%	167.6	131.5	27%
Equipment	32.3	29.4	10%	62.8	54.7	15%
Total	384.6	316.9	21%	740.3	598.9	24%

	4,025.6	3,749.8	7%	8,802.5	7,792.1	13%

Other	564.5	589.7	-4%	1,219.8	1,202.5	1%

Total NIKE, Inc. revenues	$4,590.1	$4,339.5	6%	$10,022.3	$8,994.6	11%
[1] Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

NIKE, Inc.
	QUARTER ENDED		%	YEAR-TO-DATE ENDED		%
PRE-TAX INCOME[1,2]	11/30/2008	11/30/2007	Chg	11/30/2008	11/30/2007	Chg
	(in millions)

U.S. Region	$253.3	$308.0	-18%	$605.2	$656.2	-8%
EMEA Region	276.5	233.1	19%	718.9	612.3	17%
Asia Pacific Region	216.0	173.1	25%	401.5	334.0	20%
Americas Region	93.1	69.4	34%	162.2	128.2	27%
Other	20.5	70.8	-71%	106.8	166.0	-36%
Corporate[3]	(338.8)	(338.8)	0%	(759.8)	(710.8)	-7%

Total pre-tax income[1]	$520.6	$515.6	1%	$1,234.8	$1,185.9	4%

[1] The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

[3] “Corporate” represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.